Designated Filer:	Ray Lindenbaum
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	June 19, 2015

Explanation of Responses:

(1)
This Form 3 is filed on behalf of Ray Lindenbaum, Marcel Lindenbaum, and the Victoria and Ben Feder’s 1996 Children’s Trust (the “Reporting Persons”). Ray Lindenbaum is the wife of Matthew Lindenbaum and  is the trustee of the Victoria and Ben Feder’s 1996 Children’s Trust and may be deemed to have a pecuniary interest in the Common Stock directly held by Matthew Lindenbaum and the Victoria and Ben Feder’s 1996 Children’s Trust.  Ray Lindenbaum disclaims beneficial ownership of the shares of Common Stock held directly by Marcel Lindenbaum.  Marcel Lindenbaum and the Victoria and Ben Feder’s 1996 Children’s Trust each disclaim beneficial ownership of the shares of Common Stock held directly by each other and by Matthew Lindenbaum.

(2)	Common Stock held directly by Victoria and Ben Feder’s 1996 Children’s Trust.

(3)	Common Stock held directly by Matthew Lindenbaum.

(4)	Common Stock held directly by Marcel Lindenbaum.

Matthew Lindenbaum is reporting his beneficial ownership of shares of Common Stock on a separate Form 3.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.